UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2014

The Carlyle Group L.P.

(Exact name of Registrant as specified in its charter)

Delaware	001-35538	45-2832612
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 Pennsylvania Avenue, NW Washington, D.C.	20004-2505
(Address of principal executive offices)	(Zip Code)

(202) 729-5626

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information required by this Item 1.01 is included in Item 2.03 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 10, 2014, The Carlyle Group L.P. (the “Partnership”), Carlyle Holdings I L.P., Carlyle Holdings II L.P. and Carlyle Holdings III L.P., each indirect subsidiaries of the Partnership (collectively, “Carlyle Holdings” and, collectively with the Partnership, the “Guarantors”), and Carlyle Holdings II Finance L.L.C., an indirect subsidiary of the Partnership (the “Issuer”), entered into a second supplemental indenture (the “Second Supplemental Indenture”), which supplements and amends that certain indenture dated March 28, 2013 (as amended by the First Supplemental Indenture, dated as of March 28, 2013, the “Existing Indenture” and, as amended by the Second Supplemental Indenture, the “Indenture”), each with The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), relating to the issuance by the Issuer of $200,000,000 aggregate principal amount of 5.625% Senior Notes due 2043 (the “Notes”). The notes were issued as additional 5.625% Senior Notes due 2043 under the Indenture.

The Notes bear interest at a rate of 5.625% per annum accruing from September 30, 2013. Interest is payable semiannually in arrears on March 30 and September 30 of each year, commencing on March 30, 2014. The Notes will mature on March 30, 2043 unless earlier redeemed or repurchased. The Notes are unsecured and unsubordinated obligations of the Issuer. The Notes will be fully and unconditionally guaranteed (the “Guarantees”), jointly and severally, by each of the Guarantors. The Guarantees are unsecured and unsubordinated obligations of the Guarantors. All or a portion of the Notes may be redeemed at the Issuer’s option in whole, at any time, or in part, from time to time, prior to their stated maturity, at the make-whole redemption price set forth in the Notes. If a change of control repurchase event occurs, the Notes are subject to repurchase by the Issuer at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase.

The Indenture includes covenants, including limitations on the Issuer’s and the Guarantors’ ability to, subject to exceptions, incur indebtedness secured by liens on voting stock or profit participating equity interests of their subsidiaries or merge, consolidate or sell, transfer or lease assets. The Indenture also provides for customary events of default and further provides that the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the Notes immediately due and payable upon the occurrence and during the continuance of any event of default after expiration of any applicable grace period. In the case of specified events of bankruptcy, insolvency, receivership or reorganization, the principal amount of the Notes and any accrued and unpaid interest on the Notes automatically will become due and payable.

The preceding is a summary of the terms of the Indenture and the Notes, and is qualified in its entirety by reference to the Second Supplemental Indenture attached hereto as Exhibit 4.1, and the Existing Indenture and form of Notes which are Exhibits 4.4, 4.5 and 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2013, each of which is incorporated herein by reference as though they were fully set forth herein.

Item 8.01	Other Events.

On March 10, 2014, the Partnership issued and sold an aggregate of 13,800,000 common units representing limited partner interests in the Partnership (“Common Units”), which included 1,800,000 Common Units issued in connection with the underwriters’ exercise in full of their option to purchase additional Common Units, for aggregate net proceeds of $449.5 million to a syndicate of underwriters led by J.P. Morgan Securities LLC, Citigroup Capital Markets Inc. and Goldman, Sachs & Co.

The Partnership intends to use the net proceeds from the issuance and sale of 4,500,000 Common Units (approximately $146.1 million) for general corporate purposes, including investments in its funds as well as investment capital for acquisitions of new fund platforms and strategies or other growth initiatives to drive innovation across the broader Carlyle platform.

Carlyle used the net proceeds from the issuance and sale of 9,300,000 Common Units (approximately $303.4 million), to purchase from certain holders, including certain of Carlyle’s directors and executive officers, an equivalent number of outstanding Carlyle Holdings partnership units. The issuance of Common Units described in this paragraph did not have an impact on the number of outstanding Common Units on a “fully-exchanged” basis (i.e. the number of Common Units that would be outstanding if all vested and unvested Carlyle Holdings partnership units, other than those held by the Partnership and/or its wholly-owned subsidiaries, were exchanged for newly-issued Common Units on a one-for-one basis).

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Second Supplemental Indenture dated as of March 10, 2014 among Carlyle Holdings II Finance L.L.C., The Carlyle Group L.P., Carlyle Holdings I L.P., Carlyle Holdings II L.P., Carlyle Holdings III L.P. and The Bank of New York Mellon Trust Company, N.A., as trustee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CARLYLE GROUP L.P.

	By:	Carlyle Group Management L.L.C., its general partner

Date: March 10, 2014	By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Chairman

EXHIBIT INDEX

Exhibit No.	Description

4.1	Second Supplemental Indenture dated as of March 10, 2014 among Carlyle Holdings II Finance L.L.C., The Carlyle Group L.P., Carlyle Holdings I L.P., Carlyle Holdings II L.P., Carlyle Holdings III L.P. and The Bank of New York Mellon Trust Company, N.A., as trustee.